EXHIBIT 99.1

VALENCIA, Calif.--(BUSINESS WIRE)--Sept. 17, 1999--3D Systems Corp. (Nasdaq NM:TDSC - news) Friday announced that its board of directors elected G. Walter Loewenbaum II, a major shareholder, board chairman and retained Regent Pacific Management Corp. to provide the company management services.

Additionally, the company announced that Gary J. Sbona, Regent Pacific's president and chief executive officer, was elected to 3D Systems' board of directors.

Regent Pacific principals on assignment to 3D Systems include Brian K. Service, who will serve as chief executive officer, and Michael Hogan, who will serve as chief financial officer. Service and Hogan, and other managers appointed by Regent Pacific, will work with the company's existing management team over the next year to improve operational and financial performance.

Loewenbaum and Service succeed Arthur B. Sims as chairman and chief executive, respectively. Sims will continue to serve on the company's board of directors and provide consulting services to the company.

Loewenbaum has been a director of the company since March 1999, serving as vice chairman. Since 1990, he has served as chairman and chief executive officer of Loewenbaum & Co., an investment banking and investment management firm he founded. He owns or controls more than 812,000 shares of 3D Systems, or approximately 7 percent of the company's outstanding common stock.

Regent Pacific is a 26-year-old international company, with headquarters in Cupertino, Calif., that provides management services to public and private companies.

About 3D Systems

3D Systems provides solid imaging products and services that allow users to move quickly from three-dimensional designs to finished parts, at a significantly lower cost and higher quality than more traditional methods.

The company's systems utilize patented stereolithography (SLA) and 3D printing technologies, which fabricate solid objects from digital input. This process offers significant competitive advantages by substantially reducing the time and cost required to design, develop and manufacture products.

The company also licenses 3D Keltool(R), a commercially proven moldmaking solution that produces prototype, bridge and production tooling inserts.

Based in Valencia, 3D Systems was founded in 1986 and is recognized as the world technology and market leader in solid imaging. For additional information, phone 888/337-9786 ext. 716 or visit the company's Web site at www.3dsystems.com. For investor information, call 3D Systems' shareholder communications service at 800/757-1799.


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Note to Editors: 3D Systems and SLA are trademarks, and Keltool and the 3D logo are registered trademarks of 3D Systems.

Contact:


     3D Systems Corp., Valencia
     Mary Woods, 661/295-5600 ext. 2508
     woodsm@3dsystems.com
               or
     Foley Freisleben LLC, 213/955-0020
     John Foley, foley@folfry.com
     Jerry Freisleben, freisleben@folfry.comy


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